Exhibit 10.8

SYNALLOY CORPORATION
2014 Short-Term Cash Incentive and Options Plan

1.
Purpose. This Short-Term Cash Incentive and Options Plan (the “Incentive Plan”) is intended to provide key executive employees of Synalloy Corporation (the “Company”, which term shall include Synalloy Corporation and any of its affiliates or subsidiaries) the opportunity to participate in the Company’s profitability, future prosperity and growth. The purpose of the Incentive Plan is to provide short and long-term incentive for gain through outstanding service to the Company and its shareholders, and to assist in attracting and retaining executives of ability and initiative.

2.
Administration. The Incentive Plan shall be administered by the Company’s Compensation & Long Term Incentive Committee (the “Committee”). The same restrictions set forth in the Company’s 2011 Long-Term Incentive Stock Option Plan (the “Stock Option Plan”), previously approved by the Company’s Board of Directors and shareholders, applicable to Committee members shall also apply under this Incentive Plan. To the extent this Incentive Plan differs from or is inconsistent with the Stock Option Plan, the terms and provisions of the Stock Option Plan shall govern. The Committee shall have complete authority and discretion to interpret all provisions of this Incentive Plan consistent with law and the Stock Option Plan, to prescribe the form of instruments evidencing the stock options that may be granted under this Incentive Plan and pursuant to the Stock Option Plan, to adopt, amend, and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of the Incentive Plan. No member of the Committee shall be liable for any action or determination in respect thereto, if made in good faith, and shall be entitled to indemnification by the Company with respect to all matters arising from his service on the Committee to the fullest extent allowable under the Company’s charter documents and applicable law.

3.
Eligibility. Any salaried employee of the Company who in the judgment of the Committee occupies a management position in which his or her efforts contribute to the profit and growth of the Company may be eligible to participate in the Incentive Plan. The named participants to this Incentive Plan shall be recommended by the division Presidents and the CEO, and approved by the Committee. The key metric used to measure management performance in a particular division or the Company as a whole, as the case may be, is “Adjusted EBITDA” defined as operating income before interest, change in fair value of interest rate swap, income taxes, depreciation and amortization, excluding inventory profits and losses, acquisition costs and costs associated with raising capital.” The Adjusted EBITDA target ranges described herein are derived from the Company’s annual budget approved by the Company’s Board of Directors and are exclusive of and calculated prior to allocation of the cash and stock option incentives payable to all executives participating in the Incentive Plan. Exhibit A to this Incentive Plan, as may be amended from time to time by the Committee, sets forth the annual Adjusted EBITDA target range and named participants’ assigned percentage of the cash and stock option incentives. The Committee, upon recommendation from the Company’s CEO, shall have the discretion to determine to what extent, if any, persons employed on a part-time or consulting basis will be eligible to participate in the Incentive Plan.

4.
Cash Incentive Pool. At the beginning of the year, for each division, including Corporate, the division Presidents will identify the executives whom they recommend to participate in each division’s cash incentive pool with input from the CEO, and the CEO will recommend the executives who will participate in the Corporate division’s cash incentive pool. Additionally, each recommended participant will be allocated a percentage of the division’s cash incentive pool. The recommended allocations will be completed at the beginning of each year by the division Presidents, with input and review from the CEO. The CEO will prepare the recommended allocation for the Corporate division. These recommendations will be submitted to the Committee no later than two weeks prior to the February Board of Director’s meeting. The Committee will review and approve, amend or reject the recommendations of the division Presidents and the CEO. The CEO’s incentive calculation will be handled separately from the Corporate division and will be approved by the Committee.

A.
Adjusted EBITDA Allocations. At the beginning of each year, the Company’s Board of Directors will approve the upcoming year’s budget that shall include the Adjusted EBITDA target range for each division and for the Company as a whole (each, a “Target Range”). The applicable Target Range for each division, as approved by the Board of Directors, is set forth on Exhibit A attached hereto. Each division cash incentive pool shall equal a designated percentage of Adjusted EBITDA achieved by that division, or in the case of the Corporate division, achieved by the Company as a whole. Upon the division Presidents and CEO’s recommendation, the Committee will establish the percentage of Adjusted EBITDA that will comprise the cash incentive pool for each division and the Company as a whole (each, an “Incentive Pool Percentage”). The applicable Incentive Pool Percentages for each division are set forth below. Each Target Range will include four levels with corresponding Incentive Pool Percentages: (i) Below Target-no cash incentive; (ii) Below Target with cash incentive; (iii) On Target; and, (iv) Above Target. Wherever Adjusted EBITDA falls (Below Target with cash incentive, On Target, or Above Target), the Incentive Pool Percentage for that applicable Target Range will apply to all dollars of profit beginning with the first dollar, computed using the applicable Incentive Pool Percentage. No cash incentive will be paid if Adjusted EBITDA falls below the lowest threshold ((i) Below Target-no cash incentive).

B.	Cash Incentive Pool Percentages (excluding inventory adjustments): See Exhibit A attached hereto for complete details.:

	Below Target/	Below Target
	No Cash	w/ Cash
Division	Incentive	Incentive	On Target	Above Target
K. Pennington - Metals Segment	—%	0.50%	1.00%	1.40%
BRISMET & Synalloy Fab	—%	1.25%	2.50%	3.50%
Palmer of Texas	—%	1.75%	3.50%	5.00%
MCC	—%	2.25%	4.50%	6.50%
CRI Tolling	—%	2.25%	4.50%	6.50%
Corporate	—%	0.75%	1.50%	2.00%
CEO	—%	0.625%	1.25%	1.75%

C.
Downward Adjustments to the Cash Incentive Pool. Each division President, upon approval by the CEO, has the authority to reduce an individual executive’s cash incentive bonus for material underperformance against personal goals.

i.
For every lost time accident during the year, the cash incentive pool for that division will be reduced by 5%; however, the Committee will be the final arbiter of whether lost time claims rise to the level of penalty imposition. Ten (10) percent of the CEO’s cash incentive is tied to achieving two or fewer lost-time accidents across the entire Company.

ii.
An inventory turn target will be established for each division, where applicable, and will be set forth on Exhibit A. These inventory turn targets will be established by the CEO and division Presidents and approved by the Committee. If the inventory turns come in less than the target, the applicable division’s cash incentive pool shall be reduced by 10%.

iii.
Fifteen percent of the CEO’s cash incentive, as determined by the Committee, and 25% of the CFO’s cash incentive, as determined by the CEO, is tied to achieving certain targets based on the cash flow budget. The targets with respect to the cash flow budget are as follows (assuming the Company pays a dividend to shareholders in December 2014 totaling $2.39 million, or $0.27 per share): (i) total capital expenditures in 2014 will equal $7.81 million or less ($4.3 million for CRI and the Code Vessel shop, and $3.51 million in non-growth related cap ex), (ii) cash flow from operations in 2014 will equal $12.28 million or more, (iii) cash on the balance sheet at the end of 2014 will equal $1.32 million or more, and (iv) total debt (total debt is term debt plus the line of credit) at the end of 2014 will equal $20.91 million or less. The Committee and the CEO, acting in their discretion, shall use these targets as a guide to judge the CEO’s and the CFO’s level of success in achieving the Company’s cash flow goals and shall award all, some portion or none of the cash incentive tied to cash flow management based on the Company’s success in achieving these targets.

D.
Inventory Profits or Losses. The Adjusted EBITDA calculations shall exclude any inventory profits or losses applicable to the BRISMET division as set forth in this section. Adjusted EBITDA calculations for the BRISMET division will be reduced on a dollar-for-dollar basis by the amount of inventory profits in that division, and the appropriate Target Range will be selected based on such reduced Adjusted EBITDA calculation. Likewise, Adjusted EBITDA calculations for the BRISMET division will be increased on a dollar-for-dollar basis by the amount of inventory losses in that division. The Committee will determine the correct Target Range before inventory losses are added back to the Adjusted EBITDA calculation and the correct Target Range after inventory losses are added back to the Adjusted EBITDA calculation. Under no circumstances shall any applicable executive move more than one Target Range as a result of this inventory loss add back. For example, if the CEO is in the Below Target Range before inventory losses are added back, and in the Above Target Range after inventory losses are added back, the CEO shall be permitted to move up one Target Range only into the On Target Range. The CEO shall not be permitted in this example to move up two Target Ranges into the Above Target Range.

5.
Stock Options (Long-Term Incentives). To the extent stock options are available under the Stock Option Plan previously approved by the shareholders, stock options of Company stock will be issued as provided herein. All terms, conditions and restrictions set forth in the Stock Option Plan shall apply to any and all stock options issued pursuant to this Incentive Plan. Those executives eligible to receive bonus payments from the cash incentive pool under this Incentive Plan Stock options are eligible to receive stock options. Stock options will be issued in only those years where On Target or Above Target Adjusted EBITDA is achieved in a particular division, or Company as a whole, depending upon the position of a particular executive. No stock options will be issued when Adjusted EBITDA is Below Target.

6.
Stock Options Schedule. Stock options shall be granted based on the schedule below. The percentages set forth below represent a percentage of each particular executive’s base salary (i.e., base salary exclusive of bonuses) for the year under consideration.

Position	Below Target	On Target	Above Target
CEO	—%	25.00%	37.50%
CFO	—%	20.00%	30.00%
DIV PRES	—%	20.00%	30.00%
SEC/HR	—%	15.00%	22.50%
Others	—%	10.00%	15.00%

7.
Mid-Year Acquisition Adjustments. The Company, from time to time, may acquire another business or operating division mid-year, which acquisition will not be budgeted or accounted for in the Target Ranges that are established at the beginning of the fiscal year. Upon consultation with the CEO and division Presidents, the Committee shall amend the applicable Target Ranges to account for any and all mid-year acquisitions. Specifically, the Committee will update the applicable Target Ranges to account for the pro-forma Adjusted EBITDA expected from each acquisition for the remainder of the current calendar year. The Company’s practice is to allocate unbudgeted one-time expenses associated with a mid-year acquisition to the Corporate division only. In determining the actual year-end Adjusted EBITDA calculation for the Corporate division and the CEO, the Committee will add back the one-time costs associated with each acquisition incurred during the year in question but not previously budgeted. The amount of one-time expenses to be added back will be approved by the Committee and will include only those expenses that were incurred as a direct result of completing the acquisition. In the event these one-time expenses extend from one calendar year to the next, the accrued one-time expenses associated with the acquisition from each year will be added back to the applicable year’s Adjusted EBITDA calculations for the Corporate division and the CEO.

8.
General Provisions. Neither the adoption of this Incentive Plan nor its operation, nor any document describing or referring to this Incentive Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company or any subsidiary, or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Incentive Plan had not been adopted. In light of the importance of promoting long-term relationships and a long-term commitment to the ongoing success of the Company, in order to receive any payments or stock options under this Plan, an employee must be employed by the Company on the last day of the applicable fiscal year; provided, however, that if termination of employment occurs as a result of death, disability (unable to work for 12 consecutive months), or retirement (with a minimum of 5 years of employment with the Company), payment of the cash bonus and/or the grant of options will be determined as otherwise provided in this Incentive Plan but shall be prorated to reflect that portion of the prior year in which the employee was an employee of the Company. Eligible employees must have entered into a confidentiality and non-competition agreement in a form acceptable to the CEO of the Company in order to receive any benefits under this Incentive Plan. Payments under this Incentive Plan will be made on or about March 15th of the year following the Company’s fiscal year end. This Incentive Plan shall be governed by the laws of the state of South Carolina.

Duration and Amendment of the Incentive Plan. Unless previously terminated by the Committee, the Incentive Plan shall be effective for the fiscal year specified in the Incentive Plan. The Committee may alter, amend, or terminate this Incentive Plan, including any exhibits attached hereto, at any time. Any stock options granted prior to the termination of this Incentive Plan shall remain valid thereafter in accordance with their terms and the Stock Option Plan.

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